Exhibit 10.1

AMENDMENT TO THE

UNIVERSAL STAINLESS & ALLOY PRODUCTS, INC.

EMPLOYEE STOCK PURCHASE PLAN

Pursuant to Article IX of the Universal Stainless & Alloy Products, Inc. Employee Stock Plan, originally effective July 1, 1996 and as amended (the “Plan”), the Plan is hereby amended as follows:

Article VI.A of the Plan is amended by restating the section in its entirety to read as follows:

A.	The Stock purchasable by Participants under the Plan shall, solely in the Board’s discretion, be made available from either authorized but unissued Stock or from reacquired Stock, including shares of Stock purchased on the open market. The total number of shares which may be issued under the Plan shall not exceed 300,000 shares (subject to adjustment under
Section VI.B, below).

Article X.B of the Plan is amended by restating the section in its entirety to read as follows:

B.	The Plan shall terminate upon the earlier of (i) the last business days of the first purchase period ending in 2021 or (ii) the date on which all shares available for issuance under the Plan have been sold pursuant to purchase rights exercised under the Plan.

EXECUTION

To record the adoption of this Amendment to the Plan, Universal Stainless & Alloy Products, Inc. has caused its appropriate officers to execute this Amendment as of the 12th day of May, 2016.

UNIVERSAL STAINLESS & ALLOY PRODUCTS, INC.

By:	/s/ Dennis M. Oates
Name:	Dennis M. Oates
Title:	Chairman, President and Chief Executive Officer